EXHIBIT 99.1

March 11, 2005	IMMEDIATE RELEASE

CONNECTICUT WATER SERVICE, INC. TO SELL WATER AND LAND ASSETS IN MASSACHUSETTS TO THE TOWN OF BARNSTABLE

     Clinton, Connecticut, March 11, 2005 – Connecticut Water Service, Inc. (NASDAQ:CTWS) has entered into an agreement to sell the assets of its Massachusetts’ subsidiary, The Barnstable Water Company, and the assets of its BARLACO real estate subsidiary to the town of Barnstable, Massachusetts. The water utility provides water service to over 7,200 residential, commercial, and public authority billing customers in Barnstable and Hyannis. BARLACO holds 109 acres of non-watershed land in the mid-Cape region.

     The total value of the transaction is $11 million, with $10 million to be received by The Barnstable Water Company in 2005 for the water utility assets and associated liabilities. It is expected that the transaction will close during the second quarter of 2005. A separate real estate transaction for the BARLACO assets will take place in 2006 and produce an additional $1 million.

     Connecticut Water Service, Inc. will also enter into a contract with the Town to provide full operating and management services for the Barnstable water utility operation. Under this full service contract the customers will continue to receive the same full range of field and customer services presently provided by Barnstable Water Company.

     In commenting on the transaction, Marshall T. Chiaraluce, the Company’s Chairman and CEO, said, “The town of Barnstable has been interested in the purchase of these assets ever since Connecticut Water acquired the water utility and real estate company in 2001 as part of its acquisition of The Barnstable Holding Company, a company substantially owned by the Wadsworth family. The water utility has been incorporated since 1911. The Town maintained that it had a legislative right under Barnstable’s 1911 charter to purchase the company. Rather than engage in lengthy and costly litigation, both parties agreed to attempt to negotiate a purchase and sale agreement that would meet the interests of both parties. Through this cooperative arrangement we are very pleased to continue to provide the same full range of water utility services to the town and the customers of the water utility as we have under our ownership.”

     Commenting on the transaction, John C. Klimm, the Town Manager of Barnstable, said, “We are very pleased to be in a position to potentially own these important water utility and land assets for this generation and for the generations to follow. Water and land are absolutely essential and important commodities on Cape Cod. These valuable assets will now be controlled by the town. We are also very fortunate that we reached agreement for continued management and operating services with Connecticut Water. In the relatively short time they have owned and operated the water system, they have provided outstanding service to the customers and have invested in the utility’s infrastructure to maintain it in compliance with all state and federal regulations for drinking water.”

     The agreement is subject to final approval by the Town Council following a public town meeting to be held in late March and approval of the Board of Directors of Connecticut Water Service, Inc.

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News media contact:

David C. Benoit, Vice President — Finance
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 Ext. 3030

Connecticut Water Service, Inc. is the largest, domestic-based, investor-owned water utility in New England. It provides water to over 87,750 customers in 42 towns in Connecticut and Massachusetts, as well as providing water-related services under contract in municipalities and companies.

This press release may contain certain forward-looking statements regarding the Company’s results of operations and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Our water companies are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level while providing good quality water service is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, industrial demand, financing costs, energy rates, tax rates, increased compliance costs related to the Sarbanes-Oxley Act of 2002, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.